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                                                                    Exhibit 99.1

                                        For further information, please contact:
                                          Thomas W. Fry, Chief Financial Officer
                                               BEI Medical Systems Company, Inc.
                                              201/727-4900    Fax:  201/727-4998
                                                       http://www.beimedical.com
                                                              fry@beimedical.com

          BEI MEDICAL SYSTEMS TO SELL CERTAIN PRODUCT LINES FOR CASH;
                  WILL FOCUS ON HYDRO THERMABLATOR(R) SYSTEM

     TETERBORO, NJ, October 4, 1999 - BEI Medical Systems Company, Inc. (Nasdaq:
BMED) has entered into an agreement to sell certain product lines to CooperSurgical, Inc., a subsidiary of The Cooper Companies (NYSE: COO), for approximately $11.2 million in cash and assumption of specified liabilities. Such amount will be reduced by certain fees and may be reduced by adjustments to be determined at and after closing of the sale. Following the sale, BEI will focus exclusively on the Company's Hydro ThermAblator(R), or HTA(R), system to treat excessive uterine bleeding, according to Richard W. Turner, president and chief executive officer. The transaction is expected to be completed in November.

The sale represents products that presently account for approximately 96% of the Company's revenues and is subject to approval by the stockholders of BEI Medical Systems and other customary conditions. The sale includes two product lines that are utilized by gynecologists in daily practice, for such procedures as examination, manipulation and treatment of the cervix and uterus, and a product line used in gastroenterology.

Turner said, "This transaction focuses our business on the HTA system and provides the resources to further develop and market the HTA system worldwide. We remain enthusiastic about the commercial potential of this new system for endometrial ablation as a treatment for menorrhagia, or excessive uterine bleeding. The Company recently completed the patient treatment stage of the Phase III clinical trial and will continue the pre-market approval process with the Food and Drug Administration, while continuing to market and promote the product internationally."

"We will work closely with CooperSurgical over the next few months for the smooth transition of the portion of our business we are selling. At the same time, while our revenue generating activity will decline substantially following the sale, we will concentrate our energies on the HTA system, and we expect to emerge as a stronger company. Although FDA approval of any medical devices is uncertain, our goal is to file for pre-market approval in the fall of 2000, after one year follow-up of the Phase III patients. We look forward to the opportunity to demonstrate the inherent value of the HTA to the market and to our stockholders."
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BEI Medical Systems Company, Inc. is an emerging manufacturer of diagnostic and therapeutic products focused on gynecology and women's health issues. Products comprising the Company's base business include disposable and reusable instruments, visualization instruments (which include hysteroscopy and other video systems), electrosurgery systems, catheters and procedure kits. In addition, the Company is conducting clinical trials of a proprietary system, the Hydro ThermAblator, or HTA system, which is intended to treat excessive uterine bleeding, or menorrhagia, to avoid hysterectomy. BEI Medical Systems(R), Hydro ThermAblator(R), and HTA(R) are registered trademarks of BEI Medical Systems Company, Inc. in the United States and certain foreign countries.

Except for historical information, this news release may be deemed to contain forward-looking statements that involve risks and uncertainties, including statements with respect to timely development and acceptance and pricing of BEI's products and, in particular, HTA products; whether BEI Medical's new products now in U.S. or international clinical trials prove to be safe and effective under applicable regulatory guidelines; receipt of required FDA approvals; the impact of competitive products and pricing; and general economic conditions as they affect BEI Medical's customers, as well as other risks detailed from time to time in the Company's reports to the Securities and Exchange Commission, including the Company's Form 10-K Annual Report for fiscal 1998.

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